EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Fibrocell Science Reports Second Quarter and First Half 2014 Financial and Operating Results

- Company to Host Conference Call and Webcast, Today at 8:30 a.m. EDT -

EXTON, PA — Aug. 11, 2014 — Fibrocell Science, Inc. (NYSE MKT: FCSC), an autologous cell therapy company focused on developing first-in-class treatments for rare and serious skin and connective tissue diseases with high unmet medical needs, today reported financial results for the second quarter and first half of 2014. The company will host a conference call and webcast today at 8:30 a.m. EDT.

“We are pleased with the feedback from our pre-IND meeting last week for Recessive Dystrophic Epidermolysis Bullosa (RDEB),” said David Pernock, chairman and chief executive officer of Fibrocell.  “We are excited to move forward with our animal studies at Stanford University which will lead to an IND submission in early 2015.”

Fibrocell will be presenting at the Wedbush Life Sciences Management Access Conference on August 12, 2014 in New York City. The company will also be holding an R&D Day on September 24, 2014 in New York City. Presentations at these events will be webcast live.  Please RSVP at susan@sanoonan.com for more information.

Second Quarter 2014 Highlights

•                  Enrolled 7 patients to-date into our restrictive burn scarring Phase II clinical trial, resulting in one-third of trial enrollment completed

•                  Enrolled 9 patients to-date into our vocal cord scarring Phase II clinical trial, resulting in 45 percent of trial enrollment completed

•                  Began technology transfer, process development and manufacturing of genetically-modified cell therapies for Recessive Dystrophic Epidermolysis Bullosa (RDEB) with Progenitor Cell Therapy, a subsidiary of NeoStem, Inc. (NASDAQ: NBS)

•                  Orphan Drug designation was granted by the U.S. Food and Drug Administration for genetically-modified autologous human fibroblasts to treat Dystrophic Epidermolysis Bullosa (DEB), a category of rare and severe genetic skin diseases that includes RDEB

•                  Entered into an exclusive license agreement with The Regents of the University of California, through which Fibrocell acquired the rights to commercially apply patented discoveries and technologies resulting from the ongoing scientific collaboration between the University of California at Los Angeles (UCLA) and Fibrocell Science

Financial Results

Quarter ended June 30, 2014 compared to quarter ended June 30, 2013

For the quarter ended June 30, 2014, Fibrocell reported basic net loss of $0.06 per share, compared to basic net loss of $0.63 per share for the same period in 2013.  Revenues for each of the second quarters of 2014 and 2013 were insignificant.  The company used $4.5 million in cash for operations during the second quarter of 2014, as compared to $5.4 million in the second quarter 2013. As of June 30, 2014, total cash and cash equivalents were $49.5 million.

Research and development expenses in the quarter ended June 30, 2014 were $2.6 million, as compared to $1.5 million in the second quarter of 2013. The $1.1 million increase in R&D expenses was due to a $0.1 million increase in research and development costs in connection with our collaboration with Intrexon, increased costs of $0.2 million related to enrollment of our phase II clinical trials, increased manufacturing and laboratory costs of $0.5 million, and an increase of $0.3 million in other spending.  Selling, general and administrative expenses were $3.5 million, an increase of $1.2 million compared to the quarter ended June 30, 2013.  This increase was due to an increase in compensation and related expense of $0.7 million, an increase of $0.4 million in professional expenses and an increase of $0.1 million in legal expenses.  Both the increase in professional fees and in legal expenses related to the costs of our warrant restatement project in the second quarter of 2014. As a result, operating loss for the second quarter of 2014 was $6.6 million as compared to $5.8 million in the same period in 2013.

Six months ended June 30, 2014 compared to six months ended June 30, 2013

For the six months ended June 30, 2014, Fibrocell reported basic net loss of $0.40 per share, compared to basic net loss of $0.73 per share for the same period in 2013.  Revenues for the six months of 2014 and 2013 were insignificant.  The company used $10.2 million in cash for operations during the first six months of 2014, as compared to $10.4 million for the comparable period in 2013.

Research and development expenses for the six months ended June 30, 2014 were $10.1 million, as compared to $3.0 million for the same period in 2013. The increase is due primarily to stock issuance costs of approximately $5.2 million and a $0.8 million increase in research and development costs incurred in the six months ended June 30, 2014, both in connection with our collaboration with Intrexon.  In addition, there was a $0.9 million increase in manufacturing and laboratory costs and an increase of $0.2 million in other spending.  Selling, general and administrative expenses were $6.3 million, an increase of $1.8 million compared to the six months ended June 30, 2013, primarily due to an increase in compensation and related expense of $1.0 million, an increase in professional fees of $0.6 million and in legal costs of $0.1 million primarily due to the costs of our warrant restatement project in the second quarter of 2014.  Marketing expense decreased $0.2 million as our strategic focus has shifted away from our commercial product LAVIV®.  Facilities and related expense and other increased $0.3 million due to an increase in office costs.  As a result, operating loss for the first half of 2014 was $17.6 million as compared to $11.7 million in the same period in 2013.

Cash and cash equivalents totaled $49.5 million as of June 30, 2014 compared to $60.0 million on December 31, 2013. Cash was used primarily to fund core business initiatives.

Conference Call and Webcast

The conference call may be accessed by dialing 855-877-0343 for domestic callers and 678-509-8772 for international callers. Please specify to the operator that you would like to join the “Fibrocell Science Second Quarter 2014 Financial Results Call, conference ID#: 72900123.” The conference call will be webcast live under the investor relations section of Fibrocell’s website at http://www.fibrocellscience.com/investors/events-and-presentations/, and will be archived there for 30 days following the call. Please visit Fibrocell’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

About Fibrocell Science, Inc.

Fibrocell Science, Inc. (NYSE MKT: FCSC) is an autologous cell therapy company focused on developing first-in-class treatments for rare and serious skin and connective tissue diseases with high unmet medical needs. Based on its proprietary autologous fibroblast technology, the Company is pursuing medical applications of azficel-T for restrictive burn scarring and vocal cord scarring. The Company’s collaboration with Intrexon Corporation (NYSE:XON) (“Intrexon”), a leader in synthetic biology, includes using genetically-modified fibroblasts for treating rare and serious skin and connective tissue diseases for which there are no currently approved products. Fibrocell’s ongoing scientific research collaboration with UCLA has yielded discoveries and technologies related to stem cells and regenerative cells in human skin.  The technologies from this collaboration and our exclusive license agreements with UCLA enable Fibrocell to expand its proprietary personalized biologics platform which uses human fibroblasts and stem cells from skin to create localized therapies that are compatible with the unique biology of each patient. For additional information, visit www.fibrocellscience.com.

Forward-Looking Statements

This press release contains, and our officers and representatives may from time to time make, statements that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, among others, statements we make regarding (i) our ability to develop breakthrough therapies for the treatment of skin and connective tissues diseases and (ii) our ability to successfully leverage our relationship with UCLA to expand our proprietary Personalized Biologics platform. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of Fibrocell Science’s control. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) uncertainties relating to the initiation and completion of clinical trials; (ii) whether clinical trial results will validate and support the safety and efficacy of azficel-T; and (iii) our ability to establish additional strategic partnerships, as well as those set forth under the caption “Item 1A. Risk Factors” in Fibrocell Science’s most recent Form 10-K filing, as amended, as updated in “Item 1A. Risk Factors” in Fibrocell Science’s most recent Form 10-Q filing. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made.  In addition, Fibrocell Science operates in a highly competitive and rapidly changing environment, and new risks may arise. Accordingly, you should not place any reliance on forward-looking statements as a prediction of actual results. Fibrocell Science disclaims any intention to, and undertakes no obligation to, update or revise any forward-looking statement. You are also urged to carefully review and consider the various disclosures in Fibrocell Science’s most recent annual report on Form 10-K, as amended, our most recent Form 10-Q as well as other public filings with the SEC since the filing of Fibrocell Science’s most recent annual report.

Investor Relations:
Susan Noonan
S.A. Noonan Communications, LLC
(212) 966-3650
susan@sanoonan.com

Fibrocell Science, Inc.

Selected Financial Information

(unaudited)

Consolidated Statement of Operations:

	Six months ended June 30,
($ in thousands, except per share and share data)	2014	2013

Revenue from product sales	$104	$88
Cost of sales	1,340	4,317
Gross loss	(1,236)	(4,229)
Selling, general and administrative expense	6,302	4,504
Research and development expense	10,058	2,985
Operating loss	(17,596)	(11,718)
Other income (expense):
Warrant revaluation income (expense)	958	(7,480)
Other income	370	—
Interest income	2	—
Loss from continuing operations before income taxes	(16,266)	(19,198)
Deferred tax benefit	—	—
Loss from continuing operations, net of tax	(16,266)	(19,198)
Loss from discontinued operations, net of tax	—	(9)
Net loss	$(16,266)	$(19,207)

Per share information:

Loss from continuing operations, net of tax
Basic	$(0.40)	$(0.73)
Diluted	$(0.43)	$(0.74)
Net loss
Basic	$(0.40)	$(0.73)
Diluted	$(0.43)	$(0.74)
Weighted average number of basic common shares outstanding	40,720,958	26,230,358
Weighted average number of diluted common shares outstanding	40,917,993	26,437,817

Fibrocell Science, Inc.

Selected Financial Information

(unaudited)

Selected Consolidated Balance Sheet Data:

($ in thousands)	June 30, 2014	December 31, 2013

Assets
Current assets:
Cash and cash equivalents	$49,536	$60,033
Accounts receivable, net	14	28
Inventory	476	597
Prepaid expenses and other current assets	706	1,202
Total current assets	50,732	61,860
Property and equipment, net	1,736	1,701
Intangible assets, net	4,962	5,238
Other assets	1	215
Total assets	$57,431	$69,014

Liabilities and Stockholder’s Equity
Total current liabilities	$3,248	$3,593
Warrant liability	14,258	15,216
Other long term liabilities	632	539
Total liabilities	18,138	19,348
Total stockholder’s equity	39,293	49,666
Total liabilities and stockholder’s equity	$57,431	$69,014

Selected Consolidated Statement of Cash Flows Data:

	Six months ended June 30,
($ in thousands)	2014	2013

Net cash used in operating activities	$(10,286)	$(10,417)
Net cash used in investing activities	$(211)	$(122)
Net cash provided by financing activities	$—	$4